                SECURITIES AND EXCHANGE COMMISSION
                      Washington, D.C. 20549





                             FORM 8-K
                          CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

     Date of Report (Date of earliest event) January 20, 1998





             ASSOCIATES CORPORATION OF NORTH AMERICA
      (Exact name of registrant as specified in its charter)




          DELAWARE                                       74-1494554
(State or other jurisdiction                          (I.R.S. Employer
     of incorporation)                             Identification Number)

                              1-6154
                     (Commission File Number)





250 E. Carpenter Freeway, Irving, Texas                  75062-2729
(Address of principal executive offices)                 (Zip Code)



Registrant's telephone number, including area code (972) 652-4000

Item 5.  Other Events.

 Associates Corporation of North America (the "Company") recorded net earnings for the year ended December 31, 1997 of $902.5 million, compared with $823.1 million a year earlier, a 10% increase. Earnings before provision for income taxes increased 9% to $1.4 billion for the year ended December 31, 1997, compared with $1.3 billion for the prior year. Management attributes the increase in earnings to balanced growth in earning assets combined with stable profitability.

 Consumer finance net receivables were $31.8 billion at December 31, 1997, an increase over the $28.0 billion at December 31, 1996. Consumer finance receivables primarily consist of residential real estate-secured receivables, personal loans, sales financing of consumer durable goods, and participations in credit card receivables, and other products and services.

 Commercial finance net receivables were $16.1 billion at December 31, 1997, an increase over the $13.8 billion at December 31, 1996. Commercial finance receivables primarily result from the financing and leasing of transportation, construction, communications, material handling and industrial equipment. The Company is also a significant provider of automobile fleet leasing services and other products and services.

 The Company's composite ratio of net credit losses to average net finance receivables was 2.43% for the year ended December 31, 1997, higher than the 2.02% reported by the Company for the year ended December 31, 1996. The increase was primarily driven by increased losses and a shift in product mix toward unsecured portfolios. Unsecured portfolios typically have higher loss ratios than secured portfolios and have recently been affected by a rise in consumer bankruptcy filings. The allowance for losses to net finance receivables increased to 3.47% at December 31, 1997 compared to 3.28% at December 31, 1996, reflecting management's opinion that net credit losses may continue to increase. Management believes the allowance for losses at December 31, 1997 is sufficient to provide adequate protection against losses in its portfolios.

 Certain unaudited financial information for the year ended December 31, 1997 for Associates Corporation of North America is as follows (dollar amounts in millions):

                                    Year Ended or at
                                        December 31               %
                             1997           1996        Increase

 TOTAL REVENUE           $ 7,151.1      $ 6,221.4      15

 EARNINGS BEFORE
  PROVISION FOR
  INCOME TAXES             1,427.0        1,305.1       9

 NET EARNINGS                902.5          823.1      10

 NET FINANCE RECEIVABLES
    Consumer Finance      $31,715.6      $27,997.1      13
    Commercial Finance     16,138.9       13,781.8      17

      Total Net Finance
       Receivables        $47,854.5      $41,778.9      15


 TOTAL ASSETS             $50,531.1      $42,598.1      19

 TOTAL DEBT                43,522.0       36,531.3      19

 STOCKHOLDERS' EQUITY       6,048.7        5,086.2      19

 PORTFOLIO QUALITY

 60+DAYS CONTRACTUAL
  DELINQUENCY                 2.35%          2.29%

 NET CREDIT LOSSES (as
  a % of ANR)                 2.43           2.02

 ALLOWANCE FOR LOSSES ON
  FINANCE RECEIVABLES
   Amount                $ 1,661.9      $ 1,371.4      21
   Percent of net finance
    receivables               3.47%          3.28%


  /TABLE

                           SIGNATURE

 Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                   ASSOCIATES CORPORATION OF NORTH AMERICA





                                   By:/s/ John F. Stillo
                                      ---------------------------
                                      Senior Vice President and Comptroller



 Date: January 20, 1998